Exhibit 99.28(m)

FIRST EAGLE FUNDS

RULE 12b-1 DISTRIBUTION SERVICE

PLAN AND AGREEMENT

CLASS A, CLASS C, CLASS R3, CLASS R4 and (for First Eagle Fund of America)
CLASS Y SHARES

This Rule 12b-1 DISTRIBUTION SERVICE PLAN AND AGREEMENT, is amended and restated as of March 1, 2017 (the “Plan”) and confirms the agreement between First Eagle Funds, a Delaware statutory trust (the “Trust”), and FEF Distributors, LLC, a Delaware limited liability company (“FEF Distributors”) as to the matters herein.

Whereas, the Trust is an open-end management investment company and is registered as such under the Investment Company Act of 1940, as amended (the “1940 Act”);

Whereas, the Trust currently offers shares of seven separate portfolios: First Eagle Global Fund, (“Global Fund”), First Eagle Overseas Fund, (“Overseas Fund”), First Eagle Gold Fund (“Gold Fund”), First Eagle U.S. Value Fund (“U.S. Value Fund”), First Eagle Global Income Builder Fund (“Global Income Builder Fund”), First Eagle High Yield Fund (“High Yield Fund”) and First Eagle Fund of America (“Fund of America”) and this Rule 12b-1 Distribution Service Plan and Agreement relates to each of these portfolios;

Whereas, FEF Distributors acts as the principal underwriter of the Trust pursuant to an Underwriting Agreement;

Whereas, as permitted by Rule 12b-1 (the “Rule”) under the 1940 Act, the Trust desires to continue the Distribution Service Plan and Agreement for Class A shares and Class C shares of the Global Fund, Overseas Fund, Gold Fund, U.S. Value Fund, Global Income Builder Fund and High Yield Fund and for Class A shares, Class C shares and Class Y shares of Fund of America pursuant to which (i) each of these Funds may make certain payments to FEF Distributors for expenses incurred in connection with the distribution and service of the Class A shares of such Funds, (ii) each of these Funds may make certain payments to FEF Distributors for expenses incurred in connection with the distribution and service of the Class C shares of such Funds and (iii) the Fund of America may make certain payments to FEF Distributors for expenses incurred in connection with the distribution and service of the Class Y of such Fund and the Trust’s Board of Trustees has determined that there is a reasonable likelihood that the Plan will benefit each of the Fund and its shareholders and variable contract owners.

Whereas, the principal changes to this Distribution Service Plan and Agreement contemplated by this amendment and restatement remove references to the First Eagle Absolute Return Fund, which is no longer in operation, and provide for coverage of two newly organized shares classes (Class R3 and Class R4) for each of Global Fund, Overseas Fund, Gold Fund, U.S. Value Fund, Global Income Builder Fund, High Yield Fund and Fund of America.

Accordingly, the Trust hereby continues this Plan subject to this amendment and restatement, together with the parties hereto, on the following terms and conditions:

1

1. Each of the Funds, except for Fund of America, shall pay FEF Distributors, on a monthly basis, a distribution-related fee as well as service fees, if any, on the first business day of each month based upon the average daily value of such Fund’s net assets attributable to such Fund’s Class A, Class C, Class R3 and Class R4 shares, respectively (as determined on each business day at the time set forth in such Fund’s currently effective prospectus for determining net asset value per share) during the preceding month and shall be calculated at an annual rate of 0.25% in the case of Class A shares, at a combined annual rate of 1.00% in the case of Class C shares, at a combined annual rate of 0.35% in the case of Class R3 shares, and at an annual rate of 0.10% in the case of Class R4 shares. Fund of America shall pay to FEF Distributors, on a monthly basis, a distribution-related fee as well as services fees, if any, at the annual rate of 0.25% of the average daily net assets of Class Y shares of the Fund, at the combined annual rate of 1.00% of the average daily net assets of Class C shares of the Fund, at the annual rate of 0.25% of the average daily net assets of Class A shares of the Fund, at the combined annual rate of 0.35% of the average daily net assets of Class R3 shares of the Fund, and at the annual rate of 0.10% of the average daily net assets of Class R4 shares of the Fund. For purposes of calculating each such monthly fees, the value of a Fund’s net assets attributable to any such class of shares shall be computed in the manner specified in that Fund’s currently effective Prospectus and Statement of Additional Information for the computation of the value of such Fund’s net assets in connection with the determination of the net asset value of shares of the Fund. For purposes of this Plan, a “business day” is any day the New York Stock Exchange is open for trading.

2. FEF Distributors shall be obligated to use all amounts received from each Fund under this Plan for (i) payments to broker-dealers and other financial intermediaries for their assistance in the distribution of the Fund’s Class A, Class C, Class R3 and Class R4 shares and Class Y shares of Fund of America and (ii) otherwise promoting the sale of such shares and/or servicing the applicable shareholders, such as by paying the printing and distribution of prospectuses sent to prospective investors, the preparation, printing and distribution of sales literature, the expenses associated with media advertisements and telephone correspondence, and the expenses relating to servicing efforts, including answering questions of shareholders. For each of the Funds, no intermediary shall receive payments under the Plan which, on an annualized basis, exceed: in the case of Class A shares, 0.25% of net asset value of Fund Class A accounts originated or otherwise handled by such intermediary; in the case of Class C shares, in aggregate 1.00% of net asset value of Fund Class C accounts originated or otherwise handled by such intermediary; in the case of Class R3 shares, in aggregate 0.35% of net asset value of Fund Class R3 accounts originated or otherwise handled by such intermediary; in the case of Class R4 shares, in aggregate 0.10% of net asset value of Fund Class R4 accounts originated or otherwise handled by such intermediary; and in the case of Class Y shares (Fund of America only), in aggregate 0.25% of net asset value of Fund of America Class Y accounts originated or otherwise handled by such intermediary. All other agreements relating to the implementation of this Plan (the “related agreements”) shall be in writing, and such agreements shall be subject to termination, without penalty, on not more than sixty days’ written notice to any other party to the agreement, in accordance with the provisions of clauses (a) and (b) of paragraph 6 hereof.

2

3. This Plan, together with any related agreements, has been approved by a majority vote of the Board of Trustees of the Trust and of the Trustees who are not interested persons of the Trust and have no direct or indirect financial interest in the operation of the Plan or in any agreements related to the Plan, cast in person at a meeting called for the purpose of voting on such plan or agreements.

4. This Plan and any related agreements shall continue in effect with respect to a Fund for a period of more than one year from the date of their adoption or execution only so long as such continuance is approved at least annually by a majority of the Board of Trustees of the Trust, including a majority of Independent Trustees, pursuant to a vote cast in person at a meeting called for the purpose of voting on the continuance of this Plan and any related agreements.

5. This Plan may be amended at any time with respect to a Fund with the approval of a majority of the Board of Trustees of the Trust, provided that (a) any material amendment of this Plan must be approved by the Trust’s Board of Trustees in accordance with procedures set forth in paragraph 3 hereof, and (b) any amendment to increase materially the amount to be expended by a Fund pursuant to this Plan must also be approved by the vote of the holders of a majority of the outstanding voting securities of each affected class of shares of that Fund (as defined in the 1940 Act).

6. This Plan may be terminated with respect to a class or a Fund at any time, without the payment of any penalty, by (a) the vote of a majority of the Board of Trustees of the Trust, (b) the vote of a majority of the Independent Trustees or (c) the vote of the holders of a majority of the outstanding voting securities of each affected class of shares of that Fund (as defined in the 1940 Act).

7. While this Plan is in effect, the selection and nomination of the Independent Trustees shall be committed to the discretion of the Independent Trustees then in office.

8. To the extent that this Plan constitutes a plan of distribution adopted pursuant to the Rule, it shall remain in effect as such so as to authorize the use of a Fund’s assets in the amounts and for the purposes set forth herein, notwithstanding the occurrence of the Plan’s assignment (as defined in the 1940 Act). To the extent this Plan concurrently constitutes an agreement relating to the implementation of the plan of distribution, it shall terminate automatically in the event of its assignment, and a Fund may continue to make payments pursuant to this Plan only (a) upon the approval of the Board of Trustees of the Trust in accordance with the procedures set forth in paragraph 3 hereof, and (b) if the obligations of FEF Distributors under this Plan are to be performed by any organization other than FEF Distributors, upon such organization’s adoption and assumption in writing of all provisions of this plan as a party hereto.

9. FEF Distributors shall give the Trust the benefit of FEF Distributors’ best judgment and efforts in rendering services under this Plan. As an inducement to FEF Distributors’ undertaking to render these services, the Trust agrees that FEF Distributors shall not be liable under this Plan for any mistakes in judgment or in any other event whatsoever except for lack of good faith, provided that nothing in this Plan shall be deemed to protect or purport to protect FEF Distributors against any liability to the Trust

3

or its stockholders to which FEF Distributors would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of FEF Distributors’ duties under this Plan or by reason of FEF Distributors’ reckless disregard of its obligations and duties hereunder.

10. FEF Distributors may also make payments out of its own funds for costs and expenses associated with the distribution and sale of the shares covered under this Plan, including payments to the persons and for the purposes set forth in paragraph 2 hereof.

11. FEF Distributors shall prepare and furnish to the Trust’s Board of Trustees, and the Trust’s Board of Trustees shall review at least quarterly, a written report setting forth all amounts expended pursuant to this Plan and any related agreements and the purposes for which such expenditures were made.

12. The Trust shall preserve copies of this Plan, any related agreements and any reports made pursuant to this Plan for a period of not less than six years from the date of this Plan or any such related agreement or report. For the first two years, copies of such documents shall be preserved in an easily accessible place.

13. The provisions of this Plan are severable for each class of shares and each Fund and if provisions of the Plan applicable to a particular class or Fund are terminated, the remainder of the Plan provisions applicable to the other remaining classes or Funds shall not be invalidated thereby and shall be given full force and effect.

[Signature Page Follows]

4

IN WITNESS WHEREOF, each of the parties has caused this instrument to be executed in its name and on its behalf by its duly authorized representative as of the date first above written.

FIRST EAGLE FUNDS

By	/s/ Suzan Afifi
Suzan Afifi
Secretary

FEF DISTRIBUTORS, LLC

By	/s/ Robert Bruno
Robert Bruno
President
5